Exhibit 13

Execution Copy

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 8, 2009, is between NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Seller”), and ARCELORMITTAL S.A., a Luxembourg corporation (the “Buyer”).

RECITALS:

WHEREAS, the Seller is engaged in the business of designing, manufacturing and selling laser welded blanks and tubes for automotive original equipment manufacturers and “Tier I” automotive parts suppliers; and

WHEREAS, on April 15, 2009 (the “Petition Date”), the Seller commenced a voluntary case for reorganization (the “Bankruptcy Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Acquired Assets (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, prior to and after the Petition Date, the Seller extensively marketed the Acquired Assets and determined in its business judgment that the Buyer offered the best and highest price for the Acquired Assets; and

WHEREAS, the Acquired Assets will be sold pursuant to the terms of this Agreement and an order of the Bankruptcy Court approving and authorizing such sale pursuant to a Sale Approval Order (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. In addition to terms that are used and otherwise defined in this Agreement, the terms defined in or pursuant to this Section 1.1 have the meanings given to them below:

“Acquired Assets” shall mean all of the issued and outstanding Shares of Noble BV, together with the direct and indirect holdings and assets of Noble BV described on Schedule 1.1 to this Agreement.

“Affiliates” has the meaning set forth in the Bankruptcy Code.

“Ancillary Agreements” shall mean (i) the Mutual Release, (ii) the Transfer Documents and (iii) such other documents as may be executed and delivered pursuant to this Agreement, including such documents as may be required to transfer any Acquired Assets from Seller to Noble BV and its subsidiaries.

“Auction” shall mean the auction that shall, subject to the terms of this Agreement and pursuant to the Bidding Procedures Order, be scheduled to take place upon certain conditions for the sale of the Acquired Assets, pursuant to a Motion filed by the Seller with the Bankruptcy Court.

“Back-Up Bid” has the meaning set forth in Schedule 10.1 of this Agreement.

“Back-Up Bidder” has the meaning set forth in Schedule 10.1 of this Agreement.

“Bankruptcy Case” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals of this Agreement.

“Baseline Bid” has the meaning set forth in Schedule 10.1 of this Agreement.

“Bid” has the meaning set forth in Schedule 10.1 of this Agreement.

“Bidding Procedures” has the meaning set forth in Section 10.1 of this Agreement.

“Bidding Procedures Motion” has the meaning set forth in Section 9.1 of this Agreement.

“Bidding Procedures Order” has the meaning set forth in Section 9.2 of this Agreement.

“BNP Consent” has the meaning set forth in Section 5.1 of this Agreement.

“BNP Debt” shall mean the debt of Noble BV to BNP Paribas under the Facilities Agreement.

“Break-Up Fee” has the meaning set forth in Section 10.2(b)(iii) of this Agreement.

“Business” shall mean all of the direct and indirect holdings, assets and business of Noble BV, including the Acquired Assets.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that is a legal holiday within the meaning of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement, including its successors and permitted assigns.

“Cash Consideration” has the meaning set forth in Section 3.1 of this Agreement.

“Closing” has the meaning set forth in Section 4.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 4.1 of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.6(a) of this Agreement.

“Contemplated Transaction Document” has the meaning set forth in Schedule 10.1 of this Agreement.

“Contemplated Transactions” shall mean the transactions contemplated by this Agreement and the Ancillary Agreements.

“Deposit” has the meaning set forth in Schedule 10.1 of this Agreement.

“Encumbrance” shall mean any interest, pledge, lien, mortgage, security interest, judgment, demand, successor liability claim, restriction, charge of any kind or nature, claim (as and to the full extent that term is defined in Section 101(5) of the Bankruptcy Code), obligation, option, right, or restriction whether imposed by agreement, understanding, law, equity or otherwise (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinated).

“Excluded Assets” has the meaning set forth in Section 2.2(b) of this Agreement.

“Excluded Assets Sale” has the meaning set forth in Section 2.4 of this Agreement.

“Excluded Entity” has the meaning set forth in Section 2.2(a) of this Agreement.

“External Mexican JV Interest” has the meaning set forth in Section 2.3 of this Agreement.

“Expiration Date” has the meaning set forth in Section 10.2(a)(iv) of this Agreement.

“Facilities Agreement” shall mean that certain Facilities Agreement dated August 31, 2007 between Noble BV and BNP Paribas.

“Governmental Entity” has the meaning set forth in Section 8.7 of this Agreement.

“Houlihan” has the meaning set forth in Section 3.2 of this Agreement.

“Houlihan Fee” has the meaning set forth in Section 3.2 of this Agreement.

“Intellectual Property Rights” shall mean (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) know-how, and (vii) all other intellectual property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise.

“Liabilities” mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on- or off- balance sheet or otherwise, and include, without limitation, indebtedness and lease obligations.

“Mexican JV Agreement” shall mean the Joint Venture Agreement dated as of October 28, 2005, by and between Sumitomo Corporation, Sumitomo Corporation of America and Sumitomo Corporation de Mexico, S.A. de C.V., on one hand, and Noble Metal Processing, Inc., Noble Metal Processing Holding S. de R.L. de C.V. and Noble BV, on the other hand, as amended to date.

“Mutual Release” shall have the meaning set forth in Section 4.2(a)(iii) of this Agreement.

“Noble BV” shall mean Noble European Holdings B.V., a private limited liability company organized under the laws of the Netherlands.

“Noble BV Payables” has the meaning set forth in Section 5.10(a) of this Agreement.

“Noble BV Payables List” has the meaning set forth in Section 5.10(b) of this Agreement.

“Overbid” has the meaning set forth in Schedule 10.1 of this Agreement.

“Permitted Encumbrances” means (i) liens granted by the Seller to the Buyer and its Affiliates; (ii) Encumbrances that are required by this Agreement to be removed prior to or at the Closing; (iii) any Encumbrances on the Acquired Assets that are set forth and identified as such in the Sale Approval Order; (iv) any other Encumbrances expressly permitted under the terms of this Agreement; and (v) any Encumbrances in place on the date hereof pursuant to the BNP Debt.

“Petition Date” has the meaning set forth in the Recitals of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity of any kind whatsoever.

“Potential Bidder” has the meaning set forth in Schedule 10.1 of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Sale Approval Order” shall mean a final, non-appealable order of the Bankruptcy Court, naming the Buyer as the winning bidder at the Auction, if applicable, and approving consummation of the Contemplated Transactions by the Buyer and the Seller, reasonably satisfactory in form and substance to the Buyer, the Seller and their respective counsel, entered after a hearing conducted on notice given in the Bankruptcy Case.

“Sale Motion” has the meaning set forth in Section 9.1 of this Agreement.

“Securities Act” has the meaning set forth in Section 6.4 of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Shanghai Baosteel” shall mean Shanghai Baosteel & Arcelor Tailor Metal Co., Ltd.

“Shares” shall have the meaning set forth in Section 5.4 of this Agreement.

“Stalking Horse Bidder” shall mean Buyer or its designee.

“Subordinated Debt” shall mean the debt of Seller evidenced by (i) the Amended and Restated Convertible Subordinated Note of Seller, dated March 20, 2008, payable to Buyer in the original principal amount of $50,000,000 and (ii) the Subordinated Promissory Note of Seller, dated August 31, 2007, payable to Arcelor USA Holding, Inc. in the original principal amount of $15,000,000.

“Subsidiary” shall mean, with respect to the Seller, any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the outstanding common equity securities or other ownership interests, or (b) common equity securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such other Person, is directly owned or controlled by the Seller or by any one or more of its Subsidiaries.

“Successful Bid” has the meaning set forth in Schedule 10.1 of this Agreement.

“Successful Bidder” has the meaning set forth in Schedule 10.1 of this Agreement.

“Sumitomo” shall mean, collectively, Sumitomo Corporation and its Affiliates.

“Termination Date” has the meaning set forth in Schedule 10.1 of this Agreement.

“Transfer Documents” has the meaning set forth in Section 4.2(a)(i) of this Agreement.

“Transferred Entities” has the meaning set forth in Section 2.1 of this Agreement.

“Transferred Entity Records” has the meaning set forth in Section 7.5 of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS BY THE BUYER

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions and provisions contained in this Agreement (including Sections 2.3 and 2.4 hereof) and the Sale Approval Order, at the Closing the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall acquire and accept from the Seller, subject to the Permitted Encumbrances, all of the Acquired Assets, including the direct and indirect equity interests of the Seller in the entities listed on Schedule 1.1 (such entities being the “Transferred Entities”).

2.2 Excluded Assets. The Acquired Assets shall not include any of the following:

(a) The equity interests held by Noble BV in Sumisho Noble (Thailand) Co., Ltd., (the “Excluded Entity”); or

(b) The contract rights of the Transferred Entities that are used by the Excluded Entity on the Closing Date, as set forth on Schedule 2.2 (all such contract rights being, together with the Excluded Entities, the “Excluded Assets”).

2.3 External Mexican Joint Venture Interest. From and after the Closing Date, for so long as the Seller and its Affiliates retain control of (a) the 2% interest in Noble Summit Metal Processing de Mexico, S de R.L. de C.V. owned by Noble Metal Processing Holdings, S. de R.L. de C.V. or (b) the 1% interest in Noble Silao de Mexico S de R.L. de C.V. held by Noble Manufacturing Group, Inc. (each, an “External Mexican JV Interest”), Seller shall, and shall cause its Affiliates to, exercise all governance rights with respect to such External JV Interest as requested by Noble BV or any successor to Noble BV’s ownership interest in Noble Summit Metal Processing de Mexico, S de R.L. de C.V.

2.4 Sale of Excluded Assets. Commencing on the date hereof, Seller shall use its commercially reasonable efforts to cause Noble BV to sell, as promptly as practicable but no later than the Closing Date, the Excluded Assets to Sumitomo or its designee on such terms and conditions as Seller and Sumitomo may agree (the “Excluded Assets Sale”); provided that no Transferred Entity shall pay any amount, assume any Liability or have any indemnification or other obligation in respect of the Excluded Assets Sale (including for transactions costs in respect of the Excluded Assets Sale, which shall be solely for the account of the Seller) other than the execution and delivery of a stock power and assignment or similar instruments of transfer. As partial consideration for the Contemplated Transactions, the Seller shall be entitled to receive from Noble BV and to retain all consideration received from Sumitomo in respect of the Excluded Assets Sale.

ARTICLE III

CONSIDERATION AND TRANSACTION EXPENSES

3.1 Consideration; Payment of Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as payment in full of the total consideration for the purchase of the Acquired Assets, the Buyer (a) will accept such Acquired Assets subject to any and all Liabilities of the Transferred Entities on the Closing Date, including the BNP Debt, subject, however, to the terms of the Mutual Release, and (b) will deliver $2,100,000 to the Seller by wire transfer or other immediately available funds (the “Cash Consideration”). (The Liabilities described in Section 3.1(a) and the Cash Consideration are referred to herein collectively as the “Purchase Price.”)

3.2 Transaction Expenses. Except as expressly provided herein and in the Bidding Procedures Order, each party shall bear its own costs and expenses, including attorneys, accountants and other consultants’ fees, in connection with the execution and negotiation of this Agreement and the consummation of the Contemplated Transactions. Without limiting the foregoing, neither the Buyer nor any Transferred Entity shall have any liability for any investment banking fees owed to Houlihan, Lokey, Howard & Zukin (“Houlihan”) relating to the consummation of the Contemplated Transactions (the “Houlihan Fee”). The Seller acknowledges that the Buyer, as the Stalking Horse Bidder, is entitled to the Break-Up Fee on the conditions stated herein as reimbursement of certain fees and expenses incurred in connection with the negotiation of the Agreement.

ARTICLE IV

CLOSING

4.1 Closing. The consummation of the Contemplated Transactions (the “Closing”) shall occur at the offices of Foley & Lardner LLP, One Detroit Center, 500 Woodward Avenue, Suite 2700, Detroit, Michigan 48226-3489 or at another location agreed upon by the parties, on the third Business Day after the date of entry of a Sale Approval Order and the satisfaction or waiver of all other conditions to Closing set forth in Article VIII and Article IX, unless such date is extended by agreement of the parties (the “Closing Date”).

4.2 Conveyances at Closing.

(a) At the Closing and in connection with effecting and consummating the Contemplated Transactions, the Seller shall deliver the following to the Buyer:

(i)	a duly executed notarial deed of transfer evidencing the transfer of all of the outstanding Shares of Noble BV to the Buyer along with a copy of all pages of the share register of Noble BV reflecting the change of ownership of such shares (collectively, the “Transfer Documents”);

(ii)	a copy of the Sale Approval Order;

(iii)	a general, mutual release in form and substance as attached to this Agreement as Exhibit A (the “Mutual Release”), executed by the Seller;

(iv)	documents reasonably satisfactory to Buyer terminating all obligations of the Transferred Entities to Seller and its remaining Affiliates;

(v)	such other instruments as may be reasonably requested by the Buyer to vest in the Buyer title in and to the Acquired Assets in accordance with the provisions hereof and the Sale Approval Order;

(vi)	copies of all documents setting out the terms and conditions, and evidencing the consummation, of the Excluded Assets Sale; and

(vii)	such other instruments as may be reasonably requested by the Buyer in accordance with the provisions hereof and the Sale Approval Order.

(b) At the Closing and in connection with effectuating and consummating the Contemplated Transactions, the Buyer shall deliver, or cause to be delivered, the following:

(i)	the Cash Consideration;

(ii)	the Mutual Release, executed by the Buyer; and

(iii)	such other instruments as may be reasonably requested by the Seller in accordance with the provisions hereof and the Sale Approval Order.

4.3 Other Closing Matters. Each of the parties shall use its reasonable efforts to take such other actions as may be required hereby to be performed by it prior to or on the Closing Date or as may be necessary to satisfy the conditions to its obligation to close the Contemplated Transactions.

4.4 Actions by the Seller. Whenever this Agreement requires that a document be executed or delivered, or another action be taken, by the Seller or by an officer, director or employee of the Seller, if a chapter 11 trustee or chapter 7 trustee shall have been appointed for the Seller in the Bankruptcy Case prior to the time of such execution, delivery or action, then such execution, delivery or other action may be performed by, and shall be deemed sufficient if performed by, such chapter 11 trustee or chapter 7 trustee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date), and the Buyer’s right to rely on such representations and warranties shall not be impaired by any investigation heretofore or hereafter made by or for the Buyer, any notice to the Buyer or any actual or constructive knowledge of the Buyer. The representations and warranties contained herein shall not survive the Closing.

5.1 Power and Authority. Seller is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Delaware. Noble BV is and will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Contemplated Transactions by the Seller, Noble BV and (to the extent required) Seller’s other Affiliates are those required from: (a) BNP Paribas with respect to the Contemplated Transactions as required under the Facilities Agreement (the “BNP Consent”), (b) Sumitomo with respect to the transfer of the External Mexican JV Interest and the Excluded Entity, (c) the Board of Directors of Noble BV with respect to the Contemplated Transactions and (d) the Bankruptcy Court with respect to the Contemplated Transactions. Subject to obtaining such consents and approvals, the Seller and (to the extent required) the Seller’s Affiliates each has and on the Closing Date each of them will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Contemplated Transactions, and each of this Agreement and such Ancillary Agreements has been and will have been duly authorized and approved by all required corporate, limited liability company or equivalent entity action of the Seller and such Affiliates. Subject to obtaining the consents and approvals noted above, this Agreement constitutes and upon the Closing the Ancillary Agreements to which it is a party will each constitute a legal, valid and binding obligation of the Seller and each of the Seller’s Affiliates party thereto, enforceable against the Seller and each such Affiliate in accordance with its terms.

5.2 No Violation of Laws and Regulations. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Seller and (to the extent required) the Seller’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by the Seller and such Affiliates of the Contemplated Transactions will not:

(i)	violate any provision of the governing instruments of the Seller, the Excluded Entity or Noble Summit Metal Processing de Mexico, S de R.L. de C.V.;

(ii)	violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or any of the Seller’s Affiliates or any of their properties or assets is bound; or

(iii)	result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement or other instrument to which the Seller or any of the Seller’s Affiliates is a party, or by which the Seller or any of the Seller’s Affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, (x) would not prevent any of the Seller or its Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or consummating the Contemplated Transactions and (y) would not have a material adverse effect on any Transferred Entity or the Business as it is presently operated or proposed to be operated.

5.3 Existence of Affiliates. Each of the Seller and the Transferred Entities is on the date hereof and on the Closing Date will be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization, duly organized and validly existing under the laws of its jurisdiction of organization, has on the date hereof and on the Closing Date will have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted. Each of the Transferred Entities is on the date hereof and on the Closing Date will be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of any Transferred Entity.

5.4 Ownership of Noble BV and Subsidiaries. The Seller owns and on the Closing Date will own, legally and beneficially, all of the issued and outstanding shares, membership interests, partnership interests or other equity or ownership interests (collectively, “Shares”) of Noble BV. Noble BV owns, and on the Closing Date will own, directly or indirectly, legally and beneficially, the Shares (including all of the voting power of such Shares) of the other Transferred Entities, in the percentage interests identified on Schedule 1.1, free and clear of all Encumbrances other than Encumbrances securing the BNP Debt, and such Shares will then be duly authorized, validly issued and fully paid. On the date hereof there are, and on the Closing Date there will be, no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which the Seller or any of its Affiliates is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the Transferred Entities, except for this Agreement. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in the Transferred Entities.

5.5 Title to Properties and Assets; Encumbrances. All material properties and other assets of the Business are and on the Closing Date will be owned subject to no Encumbrances, except for the BNP Debt, Encumbrances that existed as of August 31, 2007, Encumbrances previously disclosed by the Seller to the Buyer in writing and:

(i)	Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii)	Encumbrances for taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii)	Encumbrances arising by operation of law that do not materially adversely affect the operation of the Business, provided that the same have arisen in the ordinary course of business.

The consummation of the Contemplated Transactions will not result in the creation of any Encumbrance on any real property or other assets owned by the Business on the Closing Date.

5.6 No Conflict. Except as previously disclosed by the Seller to the Buyer in writing or in this Agreement (including but not limited to this Article V), no agreement to which the Seller or any of the Transferred Entities is on the date hereof, or on the Closing Date will be, a party or is or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Contemplated Transactions.

5.7 Broker’s or Finder’s Fees. No agent, broker or other Person acting on behalf of the Seller, any Affiliate of the Seller or any Transferred Entity is, or will be, entitled to any commission or broker’s or finder’s fees from the Business or from the Buyer or the Buyer’s Affiliates (including the Transferred Entities) in connection with the Contemplated Transactions.

5.8 Outstanding Debt. As of March 31, 2009, the aggregate outstanding debt for borrowed money and lease obligations (including obligations to the Buyer or its subsidiaries, other than obligations to the Seller or to a Subsidiary of Seller that is not also a subsidiary of Noble BV) was (i) €80,254,896 with respect to the Transferred Entities other than Shanghai Baosteel and (ii) €30,972,653 with respect to Shanghai Baosteel.

5.9 Financial Statements; Absence of Changes. Attached hereto as Schedule 5.9 are copies of (a) the consolidated balance sheet of Noble BV and Subsidiaries as at December 31, 2008 and (b) the income statement of Noble BV and Subsidiaries for the year then ended. Such financial statements (i) have been prepared, to the extent applicable, on bases and principles consistent with those used by each Transferred Entity in the preparation of financial statements relating to such entity historically, and (ii) fairly present, in all material respects, the financial condition and results of operations of the Transferred Entities as of and for the periods ending on the dates of such financial statements. Since December 31, 2008, except as set forth on Schedule 5.9 and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Seller’s covenants herein, including Seller’s covenants in Section 7.7 (Negative Covenants).

5.10 Accounts Payable. Attached hereto as Schedule 5.10 are (a) a true and correct list of the all accounts payable of the Transferred Entities, other than accounts payable to the Buyer and its Affiliates, for which the Transferred Entities had services rendered, products sold or goods shipped from the supplier (the “Noble BV Payables”) as of March 31, 2009, and (b) Seller’s good faith estimate of any additional amounts of Noble BV Payables to be incurred by the Transferred Entities through June 30, 2009 (collectively, the “Noble BV Payables List”).

5.11 Fair Consideration. In the business judgment of the Seller, (a) the Purchase Consideration is fair, reasonable and adequate consideration for the Contemplated Transaction, and (b) the Contemplated Transaction is essential to the success of Seller’s restructuring, including complementary transactions. The Mutual Release is an essential part of this Agreement.

5.12 Houlihan Fee. No portion of the Houlihan Fee has previously been paid to Houlihan by any Transferred Entity other than the amount, not more than $200,000, previously paid to Houlihan by Noble BV on or about December 30, 2008.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date), and the Seller’s right to rely on such representations and warranties shall not be impaired by any investigation hereto or hereafter made by or for the Seller, any notice to the Seller or any actual or constructive knowledge of the Seller. The representations and warranties contained herein shall not survive the Closing.

6.1 Power and Authority. The Buyer is and on the Closing Date will be a corporation duly organized and validly existing under the laws of Luxembourg. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Contemplated Transactions by the Buyer and (to the extent required) the Buyer’s Affiliates are as follows: consent of the Group Management Board of the Buyer. Subject to obtaining such consents and approvals, the Buyer and (to the extent required) the Buyer’s Affiliates each has and on the Closing Date each of them will have obtained such consents and approvals and will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Contemplated Transactions, and this Agreement and such Ancillary Agreements will have been duly authorized and approved by all required corporate (or equivalent entity) action of the Buyer and such Affiliates. Subject to obtaining the consents and approvals noted above, this Agreement constitutes and upon the Closing the Ancillary Agreements will each constitute a legal, valid and binding obligation of the Buyer, and each of the Buyer’s Affiliates party thereto, enforceable against the Buyer and each such Affiliate in accordance with its terms.

6.2 No Violation of Laws and Regulations. Except as set forth on Schedule 6.2, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Buyer and (to the extent required) Buyer’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by the Buyer of the Contemplated Transactions will not:

(i) violate any provision of the governing instruments of the Buyer or of any of the Buyer’s Affiliates; or

(ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Buyer or any of the Buyer’s Affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) and (ii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of the Buyer or its Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or consummating the Contemplated Transactions.

6.3 Existence. The Buyer will on the Closing Date be a corporation under the laws of its jurisdiction of organization, duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted.

6.4 Investment Representations. The Buyer is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and that any stock certificates evidencing the Shares will bear restrictive legends referring to the foregoing transfer restrictions. The Buyer is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act. The Buyer has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the issuance of the Shares hereunder, and to obtain any additional information that the Buyer could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable the Buyer to understand and evaluate the risks of such investment and form an investment decision with respect thereto. The foregoing representation, however, shall not limit or modify the other representations and warranties of the Seller contained in this Agreement or in any Ancillary Agreement or the right of the Buyer to rely thereon.

6.5 Broker’s or Finder’s Fees. No agent, broker or other Person acting on behalf of the Buyer or any Affiliate of the Buyer is or will be entitled to any commission or broker’s or finder’s fees from the Seller or the Seller’s Affiliates in connection with the Contemplated Transactions.

ARTICLE VII

COVENANTS

The Seller and the Buyer covenant and agree as follows:

7.1 Access to Information Before Closing. The Seller agrees that, from the date of this Agreement through the earlier to occur of (x) the Closing Date or (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.2 hereof, the Buyer and its representatives shall, during regular business hours and upon reasonable written notice, have reasonable access to business records and operations of the Transferred Entities.

7.2 Supplemental Information. From time to time prior to the Closing, the Seller shall as soon as practicable disclose in writing to the Buyer any matter that, if existing or occurring as of the date of this Agreement, would have been required to be disclosed to the Buyer in the Schedules to this Agreement or that would render inaccurate in any material respect any of the representations, warranties or statements set forth in Article V of this Agreement. Such disclosure of supplemental information shall not be deemed to cure any breach of any representation or warranty made in this Agreement or in any Ancillary Agreement. If the matters so disclosed constitute a material adverse change, the Buyer shall have seven Business Days thereafter to terminate this Agreement.

7.3 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date the Seller and the Buyer will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested, to implement more effectively the conveyance and transfer of the Acquired Assets and the exclusion from the Acquired Assets of the Excluded Assets.

7.4 Condition of the Acquired Assets. THE BUYER AGREES AND ACKNOWLEDGES THAT, AT CLOSING, THE BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND THE BUSINESS “AS-IS, WHERE-IS AND WITH ALL FAULTS,” AND THE SELLER DOES NOT MAKE (AND THE SELLER EXPRESSLY DISCLAIMS) ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5 Access to Information After Closing; Maintenance of Records.

(a) Following the Closing, until the later of (i) seven years after the Closing Date and (ii) the date of entry of an order of the Bankruptcy Court closing the Bankruptcy Case (or, if converted to a case under chapter 7 of the Bankruptcy Code, an order of the Bankruptcy Court closing such case), each party shall accord to the other party and its representatives reasonable access to the books and records compiled with respect to the period prior to the

Closing Date relating to the Business or the Transferred Entities, including information pertaining to the Transferred Entities’ contracts, employee records or other personnel and medical records required by law, legal process or subpoena (the “Transferred Entity Records”), in the possession of the party or its representatives to the extent that such access may reasonably be required by the other party in connection with the Transferred Entities or the Business (if the Buyer is seeking access) or in connection with the Excluded Entity or the Excluded Assets (if the Seller is seeking access).

(b) Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance written notice and during normal business hours.

(c) Within three months after the Closing Date, the Seller shall deliver to the Buyer originals or copies of the Transferred Entity Records which are then in the possession of the Seller.

7.6 Confidentiality.

(a) Each of the Seller and the Buyer agrees, from and after the Closing Date, that it and its Affiliates will keep confidential and protect, and will not divulge, allow access to or use in any way, (i) Intellectual Property Rights of the other party or such other party’s Affiliates, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) of the other party and such other party’s Affiliates, however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing with respect to the other party and such other party’s Affiliates (“Confidential Information”). Each of the Seller and the Buyer acknowledges that such Confidential Information constitutes a unique and valuable asset of the other party and represents a substantial investment of time and expense by the other party, and that any disclosure or other such use of such Confidential Information after the Closing would be wrongful and would cause irreparable harm to the other party. The foregoing obligations of confidentiality and non-use will not apply to Confidential Information (i) that is or subsequently becomes generally publicly known, other than as a direct result of the breach of this Agreement, (ii) that is obtained from a third party not known to be under a confidentiality obligation restricting disclosure or use thereof, (iii) that is independently developed by a party without reference to Confidential Information of the other party or such other party’s Affiliates or (iv) that is then permitted by the terms of any written agreement relating thereto.

(b) In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other party or such other party’s Affiliates, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6. If, in the absence of a protective order or the receipt of a waiver from the other party, the disclosing party is, on the advice of counsel, compelled to disclose any Confidential Information of the other party or such other party’s Affiliates to any tribunal or else stand liable for contempt, then the party may disclose such Confidential Information to the tribunal.

(c) For purposes of this Section 7.6, the Transferred Entities shall be deemed to be Affiliates of the Buyer. Accordingly, nothing herein shall restrict the Buyer and its Affiliates from disclosing or using any Confidential Information pertaining to the Transferred Entities, the Acquired Assets or the Business.

7.7 Negative Covenants. Except as contemplated or expressly permitted by this Agreement, from the date hereof through the Closing Date, the Seller shall cause the Transferred Entities not to take any of the following actions:

(a) to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (except as contemplated by this Agreement) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of or other equity interest in any Subsidiary thereof, except that any Transferred Entity may merge into, consolidate with, transfer assets or equity interests to or acquire equity interests in any other Transferred Entity;

(b) to enter into any arrangement or transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with Seller or any Affiliate of Seller (other than a Transferred Entity);

(c) to issue any new Shares, other than an issuance of Shares by a Transferred Entity to another Transferred Entity;

(d) to declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise) with respect to any of its Shares, or directly or indirectly to redeem, purchase, retire or otherwise acquire for value any of its Shares, except for dividends or other distributions to another Transferred Entity;

(e) to make any payment (i) to its partners, members or shareholders by way of management fee, royalty fee, loan, advance or otherwise or (ii) to a third party in respect of a debt or liability of the Seller or any of its Affiliates (other than a Transferred Entity), including any liability incurred in connection with the Bankruptcy Case or the Contemplated Transactions or pursuant to an agreement or arrangement entered into by Seller on behalf of a Transferred Entity;

(f) to make any payment other than in the ordinary course of the business of the Transferred Entities (including but not limited to professional fees in connection with the

Contemplated Transactions other than professional fees in an amount not to exceed $150,000), or to fail to use commercially reasonable efforts to adhere to the cash planning spreadsheet attached as Schedule 7.7(f);

(g) to pay, prepay, repurchase, redeem or otherwise defease any debt for borrowed money owed to Seller or any Affiliate of Seller (other than a Transferred Entity);

(h) to voluntarily file any petition for bankruptcy of any Transferred Entity, the Acquired Assets or the Business; provided that the Seller’s covenant under this Section 7.7(h) shall expire and be of no further force or effect upon the earliest of (i) the Buyer’s material breach of this Agreement which breach remains uncured ten days following written notice by the Seller to the Buyer of such breach, (ii) such time as all conditions to the parties’ obligations to close have been satisfied other than the conditions in Sections 8.1 (Sale Approval Order), 9.2 (Entry of Orders), 9.3 (No Stay) and 9.10 (Regulatory Consent), or (iii) July 31, 2009;

(i) to guarantee any obligation of Seller or any Affiliate of Seller (other than a Transferred Entity); or

(j) to incur debt for borrowed money of the Transferred Entities other than Shanghai Baosteel (including capitalized leases but excluding amounts owed between Transferred Entities) as of the Closing Date in an aggregate amount that, when added to the outstanding debt of the Transferred Entities other than Shanghai Baosteel for such borrowed money on the date hereof, exceeds €80.24 million.

7.8 BNP Consent. Within 10 days after the date hereof, the Buyer shall obtain the BNP Consent.

7.9 Buyer’s Bankruptcy Claims. The parties acknowledge and agree that, as part of the consideration from the Buyer for the Contemplated Transaction, the Buyer shall not participate in the distribution in the Bankruptcy Case made out of the Cash Consideration paid at Closing.

7.10 Noble BV Board Consent. Within three Business Days after the BNP Consent is obtained, the Seller shall, or shall cause its Affiliates to, obtain the consent of the Board of Directors of Noble BV to the Contemplated Transactions, including the Excluded Assets Sale.

ARTICLE VIII

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligation of the Seller to consummate the Contemplated Transactions is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by the Seller in accordance with Section 10.6 hereof:

8.1 Sale Approval Order. The Sale Approval Order shall have been entered by the Bankruptcy Court, and no court of competent jurisdiction shall have entered an order staying such order pending appeal.

8.2 Ancillary Agreements. The Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller at the Closing all of the Ancillary Agreements to which the Buyer and its Affiliates are a party.

8.3 Representation and Warranties of Buyer. The representations and warranties of the Buyer contained in Article VI of this Agreement shall be true and correct at Closing in all material respects.

8.4 Covenants of Buyer. The covenants of the Buyer contained in Article VII of this Agreement required to be performed or complied with prior to the Closing shall have been performed and complied with prior to the Closing in all material respects.

8.5 Certificate of Buyer. The Seller shall have received a certificate of an authorized officer of the Buyer certifying that the conditions in Sections 8.3 and 8.4 have been satisfied.

8.6 Excluded Assets Sale. The Excluded Assets Sale shall have been consummated.

8.7 No Injunctions, Restraints or Proceedings. (a) No law, statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any national or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, including any stock exchange or similar self-regulatory organization (a “Governmental Entity”), or other legal restraint or prohibition shall be in effect preventing all or any portion of the Contemplated Transactions and (b) no proceeding or action which seeks to prevent or delay the consummation of the Contemplated Transactions or challenges the validity or enforceability of all or any provision of this Agreement shall have been instituted or threatened in writing by any Person.

ARTICLE IX

CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligations of the Buyer to purchase the Acquired Assets and to consummate the Contemplated Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by the Buyer in accordance with Section 10.6 hereof:

9.1 Filing of Motions. As soon as practicable following the execution of this Agreement, the Seller shall have filed a motion or motions for approval of a Bidding Procedures Order (as defined below) with the Bankruptcy Court, fixing the date of a hearing to consider the approval of the Bidding Procedures (as defined below) (the “Bidding Procedures Motion”), and the sale of the Acquired Assets pursuant to the terms of this Agreement, subject to higher and better offers at the Auction in accordance with the Bidding Procedures (the “Sale Motion”).

9.2 Entry of Orders. Following the filing of the Bidding Procedures Motion and not later than May 14, 2009, an Order approving the Bidding Procedures (the “Bidding Procedures Order”) shall have been entered by the Bankruptcy Court; and not later than May 29, 2009, the Sale Approval Order shall have been entered by the Bankruptcy Court.

9.3 No Stay. No court of competent jurisdiction shall have entered an order staying the Sale Approval Order pending appeal.

9.4 Instruments of Conveyance. The Seller shall have executed and delivered to the Buyer at the Closing all of the documents provided for in Section 4.2(a) hereof.

9.5 Representation and Warranties. The representations and warranties of the Seller contained in Article V of this Agreement shall be true and correct at Closing in all material respects.

9.6 Covenants of Seller. The covenants of the Seller contained in Article VII of this Agreement required to be performed or complied with prior to the Closing shall have been performed and complied with prior to the Closing in all material respects.

9.7 Certificate of Seller. The Buyer shall have received a certificate of an authorized officer of the Seller certifying that the conditions in Sections 9.5 and 9.6 have been satisfied.

9.8 Bankruptcy. No voluntary petition for bankruptcy shall have been filed, and no involuntary bankruptcy filing shall be in effect, against any Transferred Entity, the Acquired Assets or the Business.

9.9 Regulatory Consent. All antitrust and competition law filings and notices required in connection with the Contemplated Transactions (including all filings with the European Commission) shall have been made, and all consents, authorizations and approvals and expiration or termination of waiting periods required under applicable antitrust and competition laws in connection with the Contemplated Transactions shall have been obtained.

9.10 Houlihan Fee. Houlihan shall have delivered to Buyer a waiver, substantially in the form attached as Exhibit B or otherwise in form and substance reasonably satisfactory to Buyer, waiving or otherwise disclaiming any and all liability of Buyer and the Transferred Entities for any unpaid portion of the Houlihan Fee.

9.11 Excluded Assets Sale. The Excluded Assets Sale shall have been consummated.

9.12 Sumitomo Acknowledgement. Sumitomo and its Affiliates shall have executed a written acknowledgement, substantially in the form attached as Exhibit C or otherwise in form and substance reasonably satisfactory to the Buyer, that the Buyer’s continued ownership of an indirect minority interest in the Mexican joint venture between the Buyer and Gestamp Automoción will not violate the non-competition covenant in Section 1.3(c) of the Mexican JV Agreement.

9.13 2% Owner Acknowledgement. Noble Metal Processing Holding S. de R.L. de C.V. shall have executed a written acknowledgement, in form and substance reasonably satisfactory to the Buyer, that (a) the Contemplated Transactions do not give rise to a right of first refusal or similar right of Noble Metal Processing Holding S. de R.L. de C.V. under the Mexican JV Agreement, (b) the Buyer’s continued ownership of an indirect minority interest in the Mexican joint venture between the Buyer and Gestamp Automoción will not violate the non-competition covenant in Section 1.3(c) of the Mexican JV Agreement, and (c) Noble Metal Processing Holding S. de R.L. de C.V. shall exercise all governance rights with respect to the External JV Interest as requested by Noble BV or any successor to Noble BV’s ownership interest in Noble Summit Metal Processing de Mexico, S de R.L. de C.V.

9.14 No Injunctions, Restraints or Proceedings. (a) No law, statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing all or any portion of the Contemplated Transactions and (b) no proceeding or action which seeks to prevent or delay the consummation of the Contemplated Transactions or challenges the validity or enforceability of all or any provision of this Agreement shall have been instituted or threatened in writing by any Person.

9.15 Noble BV Debt. The aggregate debt for borrowed money of the Transferred Entities other than Shanghai Baosteel (including capitalized leases but excluding amounts owed between Transferred Entities) as of the Closing Date shall not exceed €80.24 million, and the Buyer shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller certifying that such condition has been satisfied; provided, however, that in the event the Seller does not have a Chief Executive Officer or Chief Financial Officer, then such equivalent officers as may exist within Noble BV shall have certified that such condition has been satisfied.

ARTICLE X

MISCELLANEOUS

10.1 Bidding Procedures

As set forth in Sections 9.1 and 9.2, the Seller shall promptly file with the Bankruptcy Court a motion to approve the Bidding Procedures Order, which motion shall include the bidding procedures in connection with the purchase of assets of the Sellers set forth on Schedule 10.1 (the “Bidding Procedures”).

10.2 Termination.

(a) Termination. In addition to any other rights of termination expressly provided in this Agreement, this Agreement may be terminated prior to the Closing:

(i) by the mutual written consent of the Buyer and the Seller (subject to the approval of the Bankruptcy Court) at any time;

(ii) by the Buyer, in writing, if (A) the Seller accepts a Successful Bid and a Back-Up Bid other than that of the Buyer; or (B) in the event of any material breach of this Agreement by the Seller, which breach remains uncured ten days following written notice by the Buyer to the Seller of such breach; or

(iii) by the Seller, in writing, if (A) the Buyer is not the winning bidder at the Auction, or (B) in the event of any material breach of this Agreement by the Buyer, which breach remains uncured ten days following written notice by the Seller to the Buyer of such breach; or

(iv) by either the Buyer or the Seller, in writing, if the Closing has not occurred on or before the date which is sixty days after the date of this Agreement (the “Expiration Date”); provided that the Expiration Date will be automatically extended unless and until the Seller (and any successor of the Seller, including a Chapter 7 trustee) is unable to close the Contemplated Transactions due to its lack of personnel and/or professionals necessary to close.

(b) Event of Termination; Remedies. In the event of termination of this Agreement pursuant to and in compliance with Section 10.2(a):

(i) so long as such termination was not effected by the Seller pursuant to Section 10.2(a)(iii)(B) due to an uncured material breach by the Buyer, then (A) the Intellectual Property License Agreement dated August 31, 2007 by Buyer’s affiliate to Noble BV, and all sublicenses thereunder, and (B) the non-competition covenant set forth in Section 7.8 of the Share Purchase Agreement dated as of March 15, 2007, between the Buyer and the Seller each shall be deemed automatically terminated effective as of the date of termination hereof and shall be of no further force or effect; provided, that in each case such termination shall be prospective only and shall not affect claims of breach thereof in existence prior to such termination;

(ii) no confidential information received by any party with respect to the business of any other party or its affiliates shall be used or disclosed to any third party, unless required by law or in compliance with the terms of any existing confidentiality agreement between or binding the Seller and the Buyer;

(iii) if the Seller accepts a Successful Bid or a Back-Up Bid other than that of the Buyer, then the Buyer shall be entitled to receive, as a condition to the closing of a sale of any of the Acquired Assets or the Business to a third party, at the closing of such sale and directly from the purchaser thereof, a break-up fee equal to $4,000,000 (the “Break-Up Fee”); and

(iv) the rights and obligations of the parties hereto under this Agreement shall terminate (other than the provisions of this Article X) and, except as set forth herein, there shall be no liability of any party hereto to any other party hereunder and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve any party of liability for damages incurred by any other party as a result of any breach of this Agreement resulting from act or omission of the party permitting, causing or committing such breach.

10.3 Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, the Buyer shall be permitted after the Auction to assign, in whole or in part, its right to purchase the Acquired Assets, or to transfer this Agreement to one or more affiliates of, or one or more entities controlled by, the Buyer, but any such assignment shall not relieve the Buyer from its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any chapter 11 or chapter 7 trustee, and no other Person shall have any right, benefit or obligation hereunder.

10.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, upon receipt of telephonic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by a nationally recognized overnight delivery service (including Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Buyer:

ArcelorMittal S.A.

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, France

Attn: Mr. Jean-Luc Maurange

Facsimile No. 011-331-71-92-05-98

and

Attn: Guillaume Vercaemer, Esq.

Facsimile No. 011-331-41-25-58-54

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attn: Garry P. McCormack, Esq.

Facsimile No. (212) 335-4501

If to the Seller, addressed to:

Noble International, Ltd.

840 W. Long Lake Road, Suite 601

Troy, MI 48098

Attn: Andrew J. Tavi, Esq.

Facsimile No. (248) 519-0702

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, Michigan 48226

Attn: Patrick Daugherty, Esq.

Facsimile No. (313) 234-2800

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.5 Choice of Law; Jurisdiction. This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the State of New York (without regard to its conflicts of laws principles) and the Bankruptcy Code. Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the transmitting of copies of such process to each party at its address specified in Section 10.4 in a manner provided for in Section 10.4. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement and any other agreement or instrument contemplated hereby or entered into in connection herewith, or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of New York. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

10.6 Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Agreements and all Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by or on behalf of the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7 Construction. The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. All Schedules attached are made a part hereof. All terms defined herein shall have the same meaning in the exhibits, except as otherwise provided therein. The terms “hereby,” “hereof,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys’ fees, such provision shall be deemed to mean reasonable attorneys’ fees and paralegals’ fees. The term “including” when used herein shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

10.8 No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights or claims hereunder.

10.9 No Waiver. The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of the Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

10.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Invalidity. In the event that any one or more of the provisions, or any portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision shall remain valid and enforceable to the maximum extent permitted by law. Such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

10.12 Publicity. Each party shall consult with the other party prior to issuing any press release or otherwise making any public statements with respect to the Contemplated Transactions, and neither party shall issue any such press release or make any such public statements or comments relating to these transactions without the prior written consent of the other party (which shall not be unreasonably withheld), except as may be required by applicable law.

10.13 Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies, including the right to specific performance of the terms hereof. The Seller and the Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, the Seller or its successors or assigns or the Buyer or its successors or assigns, as the case may be, shall, in addition to any other rights and remedies existing in their favor, be entitled to petition any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

10.14 Representation by Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

10.15 No Survival of Representations and Warranties. The parties hereby acknowledge and agree that the representations and warranties contained in Articles V and VI shall not survive after the Closing.

10.16 Time. Time is of the essence of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal all as of the day and year first above written.

NOBLE INTERNATIONAL, LTD.

By:	/s/ Andrew J. Tavi
Name:	Andrew J. Tavi
Title:	Chief Executive Officer

ARCELORMITTAL S.A.

By:	/s/ Sudhir Maheshwari
Name:	Sudhir Maheshwari
Title:	Member of the Group Management Board

By:	/s/ Michel Wurth
Name:	Michel Wurth
Title:	Member of the Group Management Board